Exhibit 4.5

CONVERTIBLE SECURED PROMISSORY NOTE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) ________, 2023; AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

FIRST PERSON LTD.

Convertible Secured Promissory Note

_________, 2023

Secured Note No. 2022–16	USD$_________

This Convertible Secured Promissory Note (this “Promissory Note”) has been issued pursuant to Section 1 of the Convertible Secured Promissory Note Purchase Agreement (the “Purchase Agreement”) dated as of _______, 2023, by and between First Person Ltd., a corporation incorporated under the laws of the province of Alberta (the “Company”), and certain purchasers including the registered holder hereof (or such holder’s predecessor-in-interest). This Promissory Note is part of an offering of Convertible Secured Promissory Notes totaling in the aggregate principal amount of up to three million dollars (U.S. $3,000,000) (collectively with this Promissory Note, the “Notes”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

1. Term, Interest, Payment and Security.

1.1 Term, Interest and Payment: For value received, the Company hereby absolutely and unconditionally promises to pay to the order of ______________ (the “Lender”), the principal amount of USD$____________ (the “Principal Amount”), in accordance with the following schedule: (i) fifty (50%) percent of the Principal Amount on the thirtieth (30th) calendar day after the date of the first Qualifying Transaction (as defined herein) occurring after the date hereof; and (ii) the remaining fifty (50%) percent of the Principal Amount on the earlier to occur of (a) the ninetieth (90th) calendar day after the date of the first Qualifying Transaction occurring after the date hereof, or (b) _______, 2024 (the “Maturity Date”). The Principal Amount may be prepaid at any time at the Company’s sole election without penalty. Interest on the Principal Amount outstanding and remaining from time to time unpaid, shall accrue commencing from the date hereof and continuing until payment in full of this Promissory Note or conversion as hereinafter provided, at the rate of eight (8.0%) percent per annum, if paid in cash. Interest shall be payable in cash on a quarterly basis on the last day of the quarter (March 31, June 30, September 30 and December 31) commencing with the first quarter ending March 31, 2023 (each, an “Interest Payment Date”). Interest shall be calculated on the basis of a 360-day year consisting of twelve, 30-day months. Principal and interest shall be payable in lawful money of the United States of America, at 1225 S. Point View St., Los Angeles, CA 90035, or at such other place as the Lender may have designated from time to time in writing to the Company. Interest shall cease to accrue with respect to any Principal Amount converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 3.2 herein.

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1.2 Payment in Kind: The Lender may elect, in its sole discretion, to have the interest payable on the Principal Amount to be paid-in-kind (the “PIK Interest”) by providing the Company with written notice not less than ten (10) days prior to the applicable Interest Payment Date. In the event that the Lender makes an election for PIK Interest, the interest shall be calculated at a rate of ten (10%) percent per annum, and such PIK Interest shall be added to the outstanding Principal Amount on such Interest Payment Date. Any and all PIK Interest so added to the Principal Amount shall constitute and increase the Principal Amount for all purposes under this Promissory Note.

1.3 Meaning of Qualifying Transaction:

1.3.1	For purposes of this Promissory Note, the term “Qualifying Transaction” shall mean a transaction pursuant to which the Company:

(a) merges, amalgamates, merges or consolidates with or into any other company or business entity pursuant to which the Company is not the surviving entity and as a result of which the holders of the Company’s outstanding voting securities as constituted immediately prior to such merger, amalgamation or consolidation hold less than fifty percent (50%) of the outstanding voting securities of the surviving entity immediately after such amalgamation, merger or consolidation;

(b) sells all or substantially all of its issued and outstanding Common Shares;

(c) completes an initial public offering of Common Shares or other going public transaction such as a reverse takeover transaction resulting in the listing of Common Shares of the Company or of successor of the Company being listed on a recognizable stock exchange in Canada, the United States or the United Kingdom; or

(d) in the course of which the Company issues and sells equity securities of the Company to bona fide investors for capital raising purposes for aggregate gross proceeds to the Company of at least U.S.$3,000,000.00.

1.4 Security: The indebtedness owing under this Promissory Note shall be secured by all of the assets of the Company and First Person Inc. (the “Subsidiary”) in accordance with the general security agreements given by the Company and the Subsidiary to and in favor of the Purchasers (as such term is defined in the Purchase Agreement) (collectively with the Lender, the “Holders” and each, a “Holder”).

1.5 Seniority: The indebtedness evidenced by this Promissory Note and the payment of the principal, interest, fees, penalties or other amounts due or payable hereunder shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness of the Company, now outstanding or hereinafter incurred, other than (i) the indebtedness outstanding under the financing and security agreement dated August 8, 2022 between the Subsidiary and Celtic Bank Corporation, (ii) the indebtedness outstanding from time to time under the merchant loan agreement between Leiio Inc. and WebBank, a Utah-chartered industrial bank; and (iii) the indebtedness outstanding from time to time under the second amended and restated promissory note dated October 14, 2022 issued by the Company to certain vendors in connection with the acquisition of TruMed Limited. “Senior” as used herein shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Promissory Note (after giving effect to “cure” provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Company, all sums payable on this Promissory Note shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of the Company, shall be paid over to the Lender (and other Holders of Notes) for application to the payment hereof, unless and until the obligations under this Promissory Note (which shall mean the Principal Amount and other obligations arising out of, premium, if any, interest on, and any costs and expenses payable under, this Promissory Note) shall have been paid and satisfied in full.

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2. Conversion of this Promissory Note.

2.1 Voluntary Conversion Right: This Promissory Note, including the outstanding Principal Amount under this Promissory Note, together with all applicable accrued and unpaid interest hereunder (the sum of such Principal Amount and such interest being hereinafter referred to as the “Amount Due and Payable”), shall be convertible, in whole or in part, into fully paid and non-assessable common shares in the capital of the Company (“Common Shares”), at the option of the Lender (subject to the conversion limitations set forth in Section 2.4 hereof) and at a conversion price equal to USD$6.00 per Common Share, subject to adjustment (the “Conversion Price”).

2.2 Notice of Conversion: The Lender shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the Principal Amount of this Promissory Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Lender shall not be required to physically surrender this Promissory Note to the Company. Conversions hereunder shall have the effect of lowering the outstanding Principal Amount of this Promissory Note in an amount equal to the applicable conversion. The Lender and the Company shall maintain records showing the Principal Amount(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the Lender shall be controlling and determinative in the absence of manifest error. The Lender, and any assignee by acceptance of this Promissory Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Promissory Note, the unpaid and unconverted Principal Amount of this Promissory Note may be less than the amount stated on the face hereof.

2.3 Reservation of Common Shares: As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times a sufficient number of Common Shares for the purpose of enabling the Company to issue Common Shares pursuant to Section 2.1 of this Promissory Note, and shall earmark such reserved shares to each Holder based on such Holder’s pro rata allocation of Applicable Conversion Shares. The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a registration statement covering the resale of the Applicable Conversion Shares is then effective under the 1933 Act, shall be registered for public resale in accordance with such registration statement.

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2.4 Holder’s Conversion Limitations: The Company shall not effect any conversion of this Promissory Note, and the Lender shall not have the right to convert any portion of this Promissory Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Lender (together with the Lender’s Affiliates, and any other Persons acting as a group together with the Lender or any of the Lender’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Lender and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon conversion of this Promissory Note with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Promissory Note beneficially owned by the Lender or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Lender or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 2.4 applies, the determination of whether this Promissory Note is convertible (in relation to other securities owned by the Lender together with any Affiliates and Attribution Parties) and of which principal amount of this Promissory Note is convertible shall be in the sole discretion of the Lender, and the submission of a Notice of Conversion shall be deemed to be the Lender’s determination of whether this Promissory Note may be converted (in relation to other securities owned by the Lender together with any Affiliates or Attribution Parties) and which principal amount of this Promissory Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Lender will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.4, in determining the number of outstanding Common Shares, the Lender may rely on the number of outstanding Common Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of the Lender, the Company shall within one Trading Day confirm orally and in writing to the Lender the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Promissory Note, by the Lender or its Affiliates since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Promissory Note held by the Lender. The Lender, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.4, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon conversion of this Promissory Note held by the Lender and the Beneficial Ownership Limitation provisions of this Section 2.4 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.4 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Promissory Note.

2.5 Certain Adjustments.

2.5.1	The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a) Merger, Sale of Assets, etc. If the Company at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other entity, this Promissory Note, as to the outstanding principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion right immediately prior to such consolidation, merger, sale, or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale, or conveyance.

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(b) Reclassification, etc. If the Company at any time shall, by reclassification or otherwise, change the Common Shares into the same or a different number of securities of any class or classes, this Promissory Note, as to the outstanding principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Shares immediately prior to such reclassification or other change.

(c) Stock Splits, Combinations and Dividends. If the Common Shares are subdivided or combined into a greater or smaller number of Common Shares, or if a dividend is paid on the Common Shares in Common Shares, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Common Shares outstanding immediately after such event bears to the total number of Common Shares outstanding immediately prior to such event.

(d) Subsequent Equity Sales. If, at any time while this Promissory Note is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Shares (other than in connection with the issuance of options or other compensation securities pursuant to the Company’s long-term incentive plan, or the issuance of Common Shares or other securities in connection with the exchange, transfer, conversion or exercise rights of existing outstanding securities or existing commitments to issue securities) entitling any Person to acquire Common Shares at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Shares so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Shares at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to such lower Dilutive Issuance price. Such adjustment shall be made whenever such Common Shares or Convertible Securities are issued. If the Company enters into a variable rate transaction, the Company shall be deemed to have issued Common Shares at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Lender in writing, no later than the Trading Day following the issuance of any Common Shares subject to this Section 2.5.1(d), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2.5.1(d), upon the occurrence of any Dilutive Issuance, the Lender is entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Lender accurately refers to the Base Conversion Price in the Notice of Conversion.

2.5.2	No adjustments in the Conversion Price shall be required if such adjustment is less than U.S. $0.0001. All calculations under this Section 2.5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

2.5.3	Whenever the Conversion Price is adjusted pursuant to any of Section 2.5, the Company shall promptly mail to the Lender a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiting such adjustment.

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2.5.4	If (A) the Company shall declare a dividend (or any other distribution) on the Common Shares; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares; (C) the Company shall authorize the granting to all holders of the Common Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of any portion of the principal amount and interest outstanding under this Promissory Note, and shall cause to be mailed to the Lender at its last address as it shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

2.5.5	In addition to any other rights of the Lender set forth herein, in case of any (1) merger or consolidation of the Company with or into another Person that would constitute a Change of Control Transaction (as defined in herein), or (2) sale, directly or indirectly, by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Company or another Person) pursuant to which holders of Common Shares are permitted to tender or exchange their Common Shares for other securities, stock, cash or property of the Company or another Person: then the Lender shall have the right, but not the obligation, to (A) convert the then aggregate amount of principal and interest outstanding under this Promissory Note into the shares of stock and other securities, cash, and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and the Lender shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate amount of principal and interest outstanding under this Promissory Note could have been converted immediately prior to such merger, consolidation or sale would have been entitled, (B) in the case of a merger or consolidation, (x) require the surviving entity to issue convertible debt with aggregate principal amount equal to the then aggregate amount of principal outstanding under this Promissory Note, plus all accrued and unpaid interest and other amounts owing thereon, which convertible debt shall have terms identical (including with respect to conversion) to the terms of this Promissory Note and shall be entitled to all of the rights and privileges of the Lender as set forth herein and the agreements pursuant to which this Promissory Note was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares or other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible debt, shall have the right to convert such debt only into shares and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger or consolidation, or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange the then outstanding aggregate amount of principal and interest under this Promissory Note for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Shares that have tendered or exchanged their Common Shares following such tender or exchange, and the Lender shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the Common Shares into which the then outstanding aggregate amount of principal and interest under this Promissory Note could have been converted (taking into account all then accrued and unpaid dividends) immediately prior to such tender or exchange. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as to continue to give the Lender the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

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3. Obligations Upon Issuance of Applicable Conversion Shares.

3.1 Applicable Conversion Shares. The Common Shares issuable pursuant to the conversion of this Promissory Note shall be referred to as the “Applicable Conversion Shares”. The number of Applicable Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding Amount Due and Payable, to be converted by (y) the Conversion Price.

3.2 Delivery of Applicable Conversion Shares Upon Conversion. Not later than two (2) Business Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Lender (A) the Applicable Conversion Shares representing the number of Applicable Conversion Shares being acquired upon the conversion of a portion or all of this Promissory Note and (B) a bank check in the amount of accrued and unpaid interest or it may deliver such sum by wire transfer.

3.3 Confirmation of Promissory Note Repayment. Upon issuance of the Applicable Conversion Shares in the event of the conversion of the entire Amount Due and Payable pursuant to Section 2.1 herein, the Lender shall confirm to the Company in writing (e-mail being sufficient) that the Promissory Note has been paid in full and upon such confirmation the Company shall forthwith issue and deliver to the Lender book-entry statements evidencing the Applicable Conversion Shares.

3.4 Failure to Deliver Applicable Conversion Shares. If, in the case of any Notice of Conversion, such Applicable Conversion Shares are not delivered to or as directed by the Lender by the Share Delivery Date, the Lender shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Applicable Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Lender any original Promissory Note delivered to the Company and the Lender shall promptly return to the Company the Applicable Conversion Shares issued to such Lender pursuant to the rescinded Conversion Notice.

3.5 Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Applicable Conversion Shares upon conversion of this Promissory Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Lender to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Lender or any other Person of any obligation to the Company or any violation or alleged violation of law by the Lender or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Lender in connection with the issuance of such Applicable Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Lender. In the event the Lender shall elect to convert any or all of the outstanding Principal Amount hereof, the Company may not refuse conversion based on any claim that the Lender or anyone associated or affiliated with the Lender has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Lender, restraining and or enjoining conversion of all or part of this Promissory Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Lender in the amount of 125% of the outstanding Principal Amount of this Promissory Note, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to the Lender to the extent it obtains judgment. In the absence of such injunction, the Company shall issue the Applicable Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails for any reason to deliver to the Lender such Applicable Conversion Shares pursuant to Section 3.2 by the Share Delivery Date, the Company shall pay to the Lender, in cash, as liquidated damages and not as a penalty, for each $1,000 of Principal Amount being converted, $5 per Business Day (increasing to $15 per Business Day on the fifth (5th) Business Day after such liquidated damages begin to accrue) for each Business Day after such Share Delivery Date until such Applicable Conversion Shares are delivered or Lender rescinds such conversion. Nothing herein shall limit the Lender’s right to pursue actual damages or declare an Event of Default pursuant to Section 5 hereof for the Company’s failure to deliver Applicable Conversion Shares within the period specified herein and the Lender shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Lender from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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3.6 Compensation for Buy-In on Failure to Timely Deliver Applicable Conversion Shares Upon Conversion: In addition to any other rights available to the Lender, if the Company fails for any reason to deliver to the Lender such Applicable Conversion Shares by the Share Delivery Date pursuant to Section 3.2, and if after such Share Delivery Date the Lender is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Lender’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by the Lender of the Applicable Conversion Shares which the Lender was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Lender (in addition to any other remedies available to or elected by the Lender) the amount, if any, by which (x) the Lender’s total purchase price (including any brokerage commissions) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common Shares that the Lender was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Lender, either reissue (if surrendered) this Promissory Note in a principal amount equal to the Principal Amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Lender the number of Common Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 3.2. For example, if the Lender purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Promissory Note with respect to which the actual sale price of the Applicable Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Lender $1,000. The Lender shall provide the Company written notice indicating the amounts payable to the Lender in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit the Lender’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Applicable Conversion Shares upon conversion of this Promissory Note as required pursuant to the terms hereof.

3.7 No Fractional Shares: No fractional share shall be issued in connection with the issuance of the Applicable Conversion Shares.

3.8 Termination and Discharge. Upon the conversion or payment of all of the Amount Due and Payable under this Promissory Note and the issuance of Applicable Conversion Shares in respect of any conversion, this Promissory Note shall terminate and the Company shall be released and discharged by the Lender from all of the Company’s obligations and agreements hereunder. Further, the Lender shall execute and deliver all such documents as the Company may reasonably request to effect such release, discharge and reconveyance of security.

4. Required Lender Consent.

4.1 Amendment of Notes: Any term or provision contained in the Notes may be amended or waived pursuant to a written agreement signed by the Company and Lenders holding greater than fifty (50%) percent of the aggregate principal amount of the Notes outstanding at such time (the “Required Lenders”). Neither this Promissory Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Required Lenders.

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4.2 Additional Debt: While any portion of the Principal Amount is outstanding, the Company shall not, without the written consent of the Required Lenders, issue any additional debt that ranks pari passu with, or senior to, the Notes other than debt incurred in connection with acceptance of merchant-cash-advances or similar financing instruments, including under the Celtic Agreement, the WebBank Agreement, the Pearl Agreement and the Cloudfund Agreement, provided however, that such debt shall not be permitted to exceed $1,000,000 at any one point in time.

4.3 Limitations on Certain Transactions: While any portion of the Principal Amount is outstanding, the Company shall not, without the written consent of the Required Lenders (which consent shall not be unreasonably withheld): (a) change the nature of the business of the Company; (b) sell, divest or change the structure of any material assets of the Company other than in the ordinary course of business; (c) enter into any variable rate transactions; or (d) accept any merchant-cash-advances or similar financing instruments in excess of $1,000,000 at any one point in time.

4.4 Most Favored Nation: While this Promissory Note or any Principal Amount, interest or fees or expenses due hereunder remain outstanding and unpaid, the Lender shall be entitled to accept the securities and terms of any Subsequent Financing and exercise the most favored nation right pursuant to the terms and conditions set forth in Section 8.2 of the Purchase Agreement.

5. Events of Default.

5.1 Meaning of the words “Event of Default”: The following shall constitute events of default (each individually an “Event of Default”):

5.1.1	default in the payment, when due or payable, of an obligation to pay interest or principal under any of the Notes, which default is not cured by payment in full of the amount due within thirty (30) days from the date of such default in payment;

5.1.2	filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy laws by or against the Company, which filing or proceeding, is not dismissed within sixty (60) days after the filing or commencement thereof;

5.1.3	if any act, matter or thing is done by the Company toward the termination of, or any action or proceeding is launched or taken to terminate the corporate existence of the Company, whether by dissolution, liquidation, winding-up or otherwise;

5.1.4	failure of the Company to perform or observe any material covenant, term, provision, condition, agreement or obligation of the Company under this Promissory Note, if such failure continues uncured to the satisfaction of the Lender, acting reasonably, for a period of thirty (30) days after notice from the Lender of such failure. For greater certainty, the inclusion of any legend on Common Shares issued upon conversion of any Amount Due and Payable that is required pursuant to applicable securities laws shall not be considered an Event of Default); or

5.1.5	the issuance by the Company of any securities, other than securities issued pursuant to the terms of the Purchase Agreement, that include variable rate anti-dilution provisions.

5.2 Continuing Event of Default: If an Event of Default shall occur and be continuing, the Required Lenders may, at their option, by written notice to the Company declare this Promissory Note and all other Notes issued pursuant to the Purchase Agreement to be in default, at which point the Principal Amount outstanding on the date of such written notice shall increase to 125% of the Principal Amount then outstanding, and the interest rate shall increase to 15% or the maximum rate permitted under applicable law until such Event of Default is cured, if capable of being cured. Notwithstanding the foregoing, in the event that an Event of Default has occurred and is continuing without cure, at the end of each calendar month thereafter until the Event of Default has been cured, the Lender shall be entitled to sweep the cash received in the bank accounts of the Company and its subsidiaries, as reasonably determined by the Lender and the Company, in an aggregate amount equal to 20% of the consolidated revenue of the Company and its subsidiaries during such calendar month (as determined by GAAP in the case of any dispute) (the “Revenue Sweep”). The Company agrees to execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out this Section; it being understood that (x) the Company shall use its best efforts to request that any of the applicable banks agree to any deposit account control agreement that may reasonably be required by the Lender; and (y) the Required Lenders shall be entitled to appoint a Holder or third party to act as collateral agent to effect the Revenue Sweep, including by distributing the applicable consolidated revenue to the Holders on a pro-rata basis.

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6. Miscellaneous.

6.1 Transfer of Note: In addition to the restrictions set forth in the lock-up agreement required to be delivered by the Lender pursuant to Section 8.4 of the Purchase Agreement, this Promissory Note may not be transferred or assigned without the Company’s prior written consent other than a transfer or assignment to an Affiliate of the Lender. As used herein, the term “Affiliate” means an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Lender.

6.2 Certain Waivers: Except to the extent set out in this Promissory Note, the Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and any other formalities of any kind.

6.3 Usury: If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

6.4 Entire Agreement. This Promissory Note and the Purchase Agreement executed by the Lender in respect of this Promissory Note by and between the Lender and the Company, together with all other instruments, documents, and agreements referred to in the Purchase Agreement, constitute the full and entire understanding and agreement between the Company and the Lender with respect to the subject matter hereof and replace all other agreements between the Company and the Lender with respect to these matters including, without limitation, the term sheet outlining proposed terms of this Promissory Note.

6.5 Currency. All references to currency in this Promissory Note are to the lawful currency of the United States of America.

6.6 Governing Law. This Promissory Note and all actions arising out of or in connection with this Promissory Note shall be governed by and construed in accordance with the laws of the province of Alberta and the laws of Canada applicable therein.

6.7 Counterparts. This Promissory Note may be executed in any number of counterparts, each of which is deemed an original, and all of which taken together constitute one and the same agreement. No counterpart of this Agreement shall be effective until each party has executed and delivered at least one counterpart. A counterpart may be delivered by facsimile, email attachment (of a PDF document), or other electronic means, including DocuSign, which shall be as effective as hand delivery of the original executed counterpart.

[Signature page follows below]

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IN WITNESS WHEREOF, this Convertible Secured Promissory Note has been duly executed on behalf of the undersigned, First Person Ltd., on the date first above written.

“COMPANY”

FIRST PERSON LTD.

By:
Name:	Darcy A. Campbell
Title:	Chief Financial Officer

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The foregoing Convertible Secured Promissory Note is hereby accepted and agreed to by the undersigned on and as of the date first above written.

“LENDER”

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